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 CUSIP No 90277W                                              Page 9 of 9 Pages
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                                   Exhibit 2

                         Amendment to Proxy Agreement
                                    between
                 Alessandra van Gemerden and Eleonora Gherardi


     WHEREAS, Eleonora Gherardi ("Grantor") and Alessandra van Gemerden ("Gemerden") are parties to a Proxy Agreement, dated the 2nd day of February, 2001, (the "Proxy Agreement") concerning shares of voting common stock, par value $0.01 per share (the "Shares"), of ULH Corporation, a Delaware corporation formerly known as UniHolding Corporation (the "Company"); and

     WHEREAS, Grantor and Gemerden wish to amended the Proxy Agreement to increase the number of shares which Gemerden is granted power to vote and dispose of;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration:

     1.   The first paragraph of the Proxy Agreement is amended to state:

          WHEREAS, Eleonora Gherardi ("Grantor") is beneficial owner of 589,728 shares of voting common stock, par value $0.01 per share (the "Shares"), of ULH Corporation, a Delaware corporation formerly known as UniHolding Corporation (the "Company");

Acknowledged and agreed, as of this 22d day of March, 2001



By: /S/ ELEONORA GHERARDI
    ---------------------
        Eleonora Gherardi